Exhibit 2.2

EXECUTION COPY

COMMON UNIT PURCHASE AGREEMENT
dated as of May 5, 2010
by and among
JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION,
as the Purchaser,
solely for the purposes of certain provisions hereof,
JONES APPAREL GROUP, INC.,
as Jones,
and
IPC/SW LLC,
as the Seller

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SECTION 5.03	Conditions to Obligation of the Seller	20
SECTION 5.04	Frustration of Closing Conditions	21

ARTICLE VI Termination, Amendment and Waiver		21
SECTION 6.01	Termination	21
SECTION 6.02	Effect of Termination	22
SECTION 6.03	Amendments and Waivers	22

ARTICLE VII Indemnification		22
SECTION 7.01	Indemnification by the Seller	22
SECTION 7.02	Indemnification by the Purchaser	23
SECTION 7.03	Indemnification Deductible; Limitations	23
SECTION 7.04	Survival of Representations and Covenants	25
SECTION 7.05	Termination of Indemnification	25
SECTION 7.06	Exclusive Monetary Remedy; Suits Against the Seller’s Affiliates and Associates; Nature of Payments; Materiality Qualifications; Payments to the Company	26
SECTION 7.07	Calculation of Losses	26
SECTION 7.08	Procedures	27
SECTION 7.09	Setoff Against the Final Closing Date Payment under the Master Purchase Agreement	29

ARTICLE VIII General Provisions		30
SECTION 8.01	Assignment	30
SECTION 8.02	No Third-Party Beneficiaries	30
SECTION 8.03	Notices	30
SECTION 8.04	Certain Defined Terms	31
SECTION 8.05	Interpretation	35
SECTION 8.06	Counterparts	36
SECTION 8.07	Entire Agreement	36
SECTION 8.08	Severability	36
SECTION 8.09	Governing Law	36
SECTION 8.10	Consent to Jurisdiction	37
SECTION 8.11	Waiver of Jury Trial	37
SECTION 8.12	Specific Enforcement	37
SECTION 8.13	Mutual Drafting	37
Schedules
Schedule A — Persons Subject to Section 4.06(a)(ii)
Schedule B — Seller Directors of the Company and its Subsidiaries
Exhibits
Exhibit A — IPC Contribution Agreement
Exhibit B — Master Purchase Agreement

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COMMON UNIT PURCHASE AGREEMENT
This COMMON UNIT PURCHASE AGREEMENT, dated as of May 5, 2010 (this “Agreement”), by and among IPC/SW LLC, a Delaware limited liability company (the “Seller”), JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION, a New Jersey corporation (the “Purchaser”), and, for certain provisions hereof, JONES APPAREL GROUP, INC., a Pennsylvania corporation (“Jones”). Capitalized terms shall have the respective meanings ascribed to them in Section 8.04.
          WHEREAS, as of the date hereof, all of the Class A Units (the “Class A Units”) of Stuart Weitzman Holdings, LLC, a Delaware limited liability company (the “Company”), are owned by the Seller, all of the Class B Units (the “Class B Units”) of the Company are owned, collectively, by Stuart Weitzman, a natural person (the “Founder”), and Weitzman Family Investments, Inc., a Delaware corporation (“WFI”), all of the Class C Units (the “Class C Units”) of the Company are held by certain natural persons (each, a “Management Equity Holder”) and there are no other Equity Interests of the Company issued or outstanding;
          WHEREAS, as of the date hereof, the Company has formed a new wholly owned direct Subsidiary, STEPAHEAD, LLC, a Delaware limited liability company (the “Parent”);
          WHEREAS, the Founder, WFI, the Parent, each Management Equity Holder, the Company, the Seller, the Purchaser and Jones desire to enter into a series of related transactions (described in further detail below) as a result of which (a) the Purchaser will acquire 55% of the Company, (b) the remaining 45% of the Company held by the Founder, WFI, the Seller and the Management Equity Holders will be reorganized to the effect that such investment will be held indirectly through the Parent, with the Parent as a new member of the Company, and (c) on a later date, the Purchaser will acquire such remaining 45% of the Company from the Parent, and the Company will thereupon become a wholly owned Subsidiary of the Purchaser;
          WHEREAS, to give effect to the foregoing intent of the Founder, WFI, the Parent, the Management Equity Holders, the Company, the Seller, the Purchaser and Jones:
          (a) concurrently with the execution and delivery of the Master Purchase Agreement (as defined below), the Founder, WFI, each Management Equity Holder, the Company and the Parent have entered into that certain contribution agreement (the “Class B and C Unit Contribution Agreement”);
          (b) concurrently with the execution and delivery of this Agreement, the Seller, the Company and the Parent have entered into that certain contribution agreement (the “IPC Contribution Agreement”), a copy of which is attached hereto as Exhibit A;
          (c) concurrently with the execution and delivery of this Agreement, the Founder, the Company, the Parent, the Purchaser and Jones have entered into that certain

Master Purchase Agreement (the “Master Purchase Agreement”), a copy of which is attached hereto as Exhibit B;
          (d) prior to or concurrently with the execution and delivery of the Master Purchase Agreement, each of the natural persons listed on Schedule A thereto, each of which is party to an employment, change of control or similar agreement with the Company, has entered into a COC Payment Assignment Agreement (as defined in the Master Purchase Agreement);
          (e) concurrently with the execution and delivery of the Master Purchase Agreement, the Founder has executed the Founder Employment Agreement (as defined in the Master Purchase Agreement),
          (f) concurrently with the execution and delivery of the Master Purchase Agreement, the Founder has executed the Founder Letter Agreement (as defined in the Master Purchase Agreement); and
          (g) concurrently with the execution and delivery of the Master Purchase Agreement, the Founder has executed the Name and Likeness Agreement (as defined in the Master Purchase Agreement);
          WHEREAS, the following transactions will be consummated in accordance with the terms and conditions of the foregoing agreements:
          (a) immediately prior to the Closing and pursuant to the Class B and C Unit Contribution Agreement, (i) the Founder and WFI shall each contribute to the Parent all of the Class B Units held by them in exchange for Class B Units of the Parent, (ii) each Management Equity Holder shall contribute to the Parent all of the Class C Units held by such holder in exchange for Class C Units of the Parent and (iii) the Equity Interests of the Parent held by the Company shall be canceled and shall cease to exist, and thereupon the Parent shall become a new member of the Company; the transactions described in this paragraph (a) are collectively referred to as the “Class B and C Unit Contribution”;
          (b) immediately following the consummation of the Class B and C Unit Contribution and pursuant to the terms of the Class B and C Unit Contribution Agreement and the IPC Contribution Agreement, the Parent and the Seller, the then sole members of the Company, and the Company shall amend and restate the limited liability company agreement of the Company into the form attached as Exhibit D to the IPC Contribution Agreement (the “Third A&R LLC Agreement”), to among other things, combine and reclassify the Class A Units and the Class B Units into a single class of common units (the “Common Units”) and cancel the Class C Units; the transactions described in this paragraph (b) are collectively referred to as the “Reclassification”;
          (c) immediately following the consummation of the Reclassification, the following transactions shall all be consummated simultaneously with each other:

          (i) pursuant to the terms of the Master Purchase Agreement, the “Initial Closing” thereunder shall occur, at which the Parent shall sell to the Purchaser or its designees, and the Purchaser or its designees shall purchase from the Parent, 193.6265 Common Units (such acquisition, the “Initial SW Acquisition”);
          (ii) pursuant to the terms of this Agreement, the Closing shall occur, at which the Seller shall sell to the Purchaser or its designees, and the Purchaser or its designees shall purchase from the Seller, 356.3735 Common Units (the “Membership Interests” and such acquisition of the Membership Interests, the “Acquisition”);
          (iii) pursuant to the terms of each COC Payment Assignment Agreement, each such agreement shall become effective, to the effect that each natural person party thereto shall release the Company and its Subsidiaries from all obligations in connection all Change of Control Payments owed to such natural person in exchange for the assumption by the Parent of all such Change of Control Payment obligations (such transactions, collectively, the “COC Payment Assignments” and, together with the Class B and C Unit Contribution and the Reclassification, the “SW Reorganization”); and
          (iv) pursuant to the terms of this Agreement and the Master Purchase Agreement, the Parent, the Seller and the Purchaser, the then sole holders of Common Units, shall amend and restate the Third A&R LLC Agreement in the form attached as Exhibit H to the Master Purchase Agreement (the “Fourth A&R LLC Agreement”) to, among other things, admit the Purchaser as a member of the Company and provide that the Seller shall no longer be a member of the Company (subject to the retention by the Seller of its economic rights until consummation of the IPC Contribution (as defined below));
          (d) immediately following the consummation of the transactions described in the preceding paragraph (c), the following transactions shall all be consummated simultaneously with each other:
          (i) pursuant to the terms of the IPC Contribution Agreement, the Seller shall contribute all of the Common Units then remaining to be held by it to the Parent in exchange for Class A Units of the Parent, as a result of which the Company will become wholly owned entirely by the Parent and the Purchaser;
          (ii) the Founder, WFI, each Management Equity Holder, and the Seller shall enter into the Second Amended and Restated Limited Liability Company Agreement of the Parent, in the form attached as Exhibit E to the IPC Contribution Agreement (the “Parent LLC Agreement”); the transactions described in this paragraph (ii), together with the transactions described in the preceding paragraph (i), are collectively referred to as the “IPC Contribution” and, together with the Reclassification, as the “IPC Reorganization”; and

          (iii) at a future time provided in the Master Purchase Agreement, the Final Closing shall occur, at which the Parent shall sell to the Purchaser or its designees, and the Purchaser or its designees shall purchase from the Parent, 450 Common Units (such acquisition, the “Final SW Acquisition” and, together with the Initial SW Acquisition, the “SW Acquisitions”), constituting all remaining Equity Interests of the Company not then held by the Purchaser.
          NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
ARTICLE I
The Acquisition
          SECTION 1.01 Purchase and Sale of the Membership Interests. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer and deliver to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase, acquire and accept from the Seller, the Membership Interests for an aggregate purchase price equal to the Purchase Price, payable as set forth below. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to withhold from the Purchase Price otherwise payable pursuant to this Agreement to the Seller such amounts as are required to be withheld with respect to the making of such payment under any applicable Tax withholding requirements of the Code or under any provision of state, local, foreign or other Tax law.
          SECTION 1.02 Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, commencing at 10:00 a.m., local time, on the second Business Day following the satisfaction (or, to the extent permitted by applicable Law, the waiver) of the conditions set forth in Section 5.01, or, if on such day any condition set forth in Section 5.02 or Section 5.03 (other than any such condition that by its nature is to be satisfied at the Closing) has not been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof), as soon as practicable after all of the conditions set forth in Article V (other than any such condition that by its nature is to be satisfied at the Closing) have been satisfied (or, to the extent permitted by applicable Law, waived by all parties entitled to the benefits thereof), or at such other place, time and date as shall be mutually agreed in writing between the Seller and the Purchaser. The date on which the Closing occurs is referred to as the “Closing Date”. The Closing shall be deemed to be effective as of the close of business on the Closing Date.
          SECTION 1.03 Transactions To Be Effected at the Closing. At the Closing:
          (a) The Seller shall deliver to the Purchaser a fully executed assignment agreement in form and substance reasonably satisfactory to the Purchaser and the Seller effectuating the transfer of the Membership Interests to the Purchaser.

          (b) The Purchaser or its designees shall deliver to the Seller payment by wire transfer of immediately available funds, to one or more bank accounts designated in writing by the Seller (such account designation to be made at least three Business Days prior to the Closing Date), in an aggregate amount in cash equal to the Purchase Price.
          (c) The Purchaser, the Seller, the Parent and the Company shall execute and deliver the Fourth A&R LLC Agreement.
          (d) The Purchaser, the Seller, the Parent and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement in substantially the form attached to the Master Purchase Agreement as Exhibit I (the “Escrow Agreement”).
          (e) The Purchaser, on the one hand, and the Seller, on the other hand, shall deliver the certificates referred to in Section 5.02 and Section 5.03, as applicable.
ARTICLE II
Representations and Warranties of the Seller
          The Seller hereby represents and warrants to the Purchaser as follows:
          SECTION 2.01 Organization, Standing and Power. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.
          SECTION 2.02 Authority; Execution and Delivery; Enforceability. The Seller has full power and authority to execute this Agreement and each Ancillary Agreement to which it is or is specified to be a party and to consummate the Acquisition, the IPC Reorganization and the other transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each such Ancillary Agreement, and the consummation by the Seller of the Acquisition, the IPC Reorganization and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action. The Seller has duly executed and delivered this Agreement and has, or prior to or at the Closing will have, duly executed and delivered each Ancillary Agreement to which it is or is specified to be a party, and this Agreement constitutes, and each such Ancillary Agreement constitutes, or will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
          SECTION 2.03 No Conflicts; Consents. The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which it is or is specified to be a party do not, and the consummation of the Acquisition, the SW Acquisitions, the SW Reorganization,

the IPC Reorganization and the other transactions contemplated hereby and thereby and compliance by the Seller with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Seller or the Company or any of its Subsidiaries under, any provision of (a) the organizational and governance documents of the Seller or the Company or any of its Subsidiaries, (b) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which the Seller or the Company or any of its Subsidiaries is a party or by which any of such Person’s properties or assets is bound or (c) any judgment, order, writ, ruling, injunction, binding agreement with a Governmental Entity, stipulation or decree (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation (a “Law”) applicable to the Seller or the Company or any of its Subsidiaries or any of such Person’s properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is or is specified to be a party, or the consummation of the Acquisition, SW Acquisitions, the SW Reorganization, the IPC Reorganization or the other transactions contemplated hereby or thereby, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (ii) those the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect.
          SECTION 2.04 The Membership Interests. (a) As of immediately prior to the Closing, the Seller will have good and valid title to the Membership Interests, free and clear of all Liens, and will be the record and beneficial owner thereof and will have full and unrestricted ownership thereof. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Membership Interests, upon delivery to the Purchaser of an executed assignment agreement regarding the Membership Interests and upon the Seller’s receipt of the Purchase Price, good and valid title to the Membership Interests will pass to the Purchaser, free and clear of all Liens (other than Liens arising solely from acts of the Purchaser and its Affiliates), and the Purchaser will become the record and beneficial owner thereof and will have full and unrestricted ownership thereof (other than restrictions arising solely from acts of the Purchaser and its Affiliates, including any restrictions pursuant to the Fourth A&R LLC Agreement). As of the Closing, other than for this Agreement, the Fourth A&R LLC Agreement and any other agreements to which the Purchaser may enter into or may currently be subject, the Membership Interests will not be subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Membership Interests.

          (b) Immediately after the IPC Contribution, neither the Seller nor any holder of any Equity Interest of the Seller nor the Seller’s or any of such Person’s Affiliates, nor the Seller’s or any of such Person’s or such Affiliates’ Associates will hold any Equity Interests of the Company (other than, in each case, indirectly through the Parent), nor will the Seller or any such Person have any rights with respect to the governance or other operations of the Company or any of its Subsidiaries (other than, in each case, indirectly through the Parent pursuant to the Parent LLC Agreement and the IPC/SW Side Letter, in each case, in the form in existence on the date hereof). Immediately after the IPC Contribution, neither the Seller nor any holder of any Equity Interest in the Seller nor the Seller’s or any of such Person’s Affiliates, nor the Seller’s or any of such Person’s or such Affiliates’ Associates will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company or any of its Subsidiaries, or be a party to any Contract with the Company or any of its Subsidiaries, other than, in each case, indirectly through the Parent.
          (c) From and after the IPC Contribution, the Seller shall not have any voting rights related to the Final Membership Interests (as defined in the Master Purchase Agreement) and shall not have any power or authority to exercise any voting rights or other rights specifically granted to the Parent in the Fourth A&R LLC Agreement (other than those rights granted to the Seller in the Parent LLC Agreement and the IPC/SW Side Letter, in each case, in the form in existence on the date hereof). From and after the IPC Contribution, the Seller shall not have any economic rights related to the Final Membership Interests, other than any such economic rights that, pursuant to the IPC Contribution, are vested in the 1000 Class A Units of the Parent held by the Seller.
          SECTION 2.05 Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company or its Affiliates (including the Seller) in connection with the Acquisition, the SW Acquisitions, the SW Reorganization, the IPC Reorganization or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, except Financo, Inc., whose fees, costs and expenses will be paid by the Parent.
          SECTION 2.06 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements to which the Seller is a party (including the exhibits and schedules hereto and thereto) and any certificate or other document delivered pursuant to the terms hereof or thereof, the Seller makes no other express or implied representations or warranties with respect to the Seller or the Company or any of its Subsidiaries (including with respect to projections), the Membership Interests or the transactions contemplated by this Agreement or any Ancillary Agreement, and the Seller disclaims all other representations or warranties, in each case, whether made by the Seller, the Company, any of the Company’s Subsidiaries or any of the Seller’s or their respective Affiliates, Associates, officers, directors, employees, equityholders, agents, advisors or representatives.

ARTICLE III
Representations and Warranties of the Purchaser
          The Purchaser hereby represents and warrants to the Seller as follows:
          SECTION 3.01 Organization, Standing and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 3.02 Authority; Execution and Delivery; Enforceability. The Purchaser has full power and authority to execute this Agreement and each Ancillary Agreement to which it is or is specified to be a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which it is or is specified to be a party, and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. The Purchaser has duly executed and delivered this Agreement and has, or prior to or at the Closing will have, duly executed and delivered each Ancillary Agreement to which it is or is specified to be a party, and this Agreement constitutes, and each such Ancillary Agreement constitutes, or will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
          SECTION 3.03 No Conflicts; Consents. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which it is or is specified to be a party do not, and the consummation of the Acquisition, the SW Acquisitions, the SW Reorganization, the IPC Reorganization and the other transactions contemplated hereby and thereby and compliance by the Purchaser with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, any provision of (a) the certificate of incorporation and bylaws of the Purchaser, (b) any Contract to which the Purchaser is a party or by which any of its properties or assets is bound or (c) any Judgment or Law applicable to the Purchaser or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the

Ancillary Agreements or the consummation of the Acquisition, the SW Acquisitions, the SW Reorganization, the IPC Reorganization or the other transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, (iii) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange and (iv) those the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 3.04 Securities Act. The Membership Interests purchased by the Purchaser pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof. The Purchaser acknowledges that the Membership Interests have not been registered under the Securities Act or any state or non-U.S. securities laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or non-U.S. securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or non-U.S. securities laws.
          SECTION 3.05 Availability of Funds. As of the date of this Agreement and the Closing Date, the Purchaser (a) shall have available to it cash and borrowing capacity of immediately available funds (subject to the delivery of customary borrowing notices and certificates) that together will be sufficient to enable it to consummate the Acquisition, including any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (b) shall have the resources and capabilities (financial and otherwise) to perform its obligations hereunder.
          SECTION 3.06 Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Purchaser or its Affiliates (excluding, after the Closing, the Company and its Subsidiaries) in connection with the Acquisition, the SW Acquisitions or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, except Goldman, Sachs & Co., whose fees, costs and expenses will be paid by the Purchaser.
          SECTION 3.07 No Other Representations and Warranties. Except for the representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements to which the Seller is a party (including the exhibits and schedules hereto and thereto) and any certificate or other document delivered pursuant to the terms hereof or thereof, the Purchaser acknowledges and agrees that the Seller makes no other express or implied representations or warranties with respect to the Seller or the Company or any of its Subsidiaries (including with respect to projections), the Membership Interests or the transactions contemplated by this Agreement or any Ancillary Agreement, and that the Seller disclaims all other representations or warranties, in each case, whether made by the Seller, the Company, any of the Company’s Subsidiaries or any of the Seller’s or their respective Affiliates, Associates, officers, directors, employees, equityholders, agents, advisors or representatives.

ARTICLE IV
Covenants
          SECTION 4.01 Other Bids. From the date of this Agreement through the Closing, the Seller shall not, and shall not authorize or permit any of its Affiliates or Associates or any of such Affiliates’ Associates, or its or their respective directors, officers, employees, investment bankers, legal counsel, accountants or other representatives to (a) solicit, initiate, encourage or otherwise knowingly facilitate any Other Bid, (b) enter into any Contract with respect to any Other Bid or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. The Seller shall, and shall cause its Affiliates and Associates and such Affiliates’ Associates, and its and their respective directors, officers, employees, investment bankers, legal counsel, accountants and other representatives to, immediately cease any existing activities, discussions or negotiations of the type described in clauses (a), (b) and (c) of the foregoing sentence being conducted or heretofore conducted with any Person (other than the Purchaser). Upon becoming aware of any Other Bid or any inquiry with respect to or which would reasonably be expected to lead to any Other Bid, the Seller shall promptly advise the Purchaser orally and in writing of such Other Bid or inquiry and the identity of the Person making any such Other Bid or inquiry and the terms thereof. It is agreed that any breach or violation of the restrictions set forth in this Section by any director, officer, employee, investment banker, legal counsel, accountant or other representative of the Seller or any of its Affiliates or Associates or any of such Affiliates’ Associates, whether or not such Person is purporting to act on behalf of the Seller or otherwise, shall be deemed to be a breach of this Section by the Seller. “Other Bid” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) sale, lease, contribution or other disposition, directly or indirectly, of any business or assets of the Company or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, of any Equity Interests of the Company or any of its Subsidiaries, (iv) transaction in which any Person shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership of, any Equity Interests of the Company or any of its Subsidiaries or (v) any combination of the foregoing (in each case, other than the Acquisition, the SW Acquisitions, the SW Reorganization, the IPC Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements).
          SECTION 4.02 Commercially Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, the Purchaser and the Seller shall each use all commercially reasonable efforts to cause the Closing to occur and to consummate the Acquisition, the IPC Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party as promptly as practicable, including, subject to paragraph (b) below, taking all commercially reasonable actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. In furtherance of the foregoing, the Purchaser and the Seller shall, and shall cause each of its Affiliates, directors, officers and Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things, and to execute and deliver all such instruments and other documents as, in any such case, may be necessary, proper or advisable to carry out the provisions of this Agreement and to consummate the Acquisition, the IPC Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.
          (b) The Purchaser and the Seller shall, and shall cause each of its Affiliates, directors, officers and Subsidiaries to, use all commercially reasonable efforts to take all actions and to do, cause to be done, and assist and cooperate with the other parties in doing, all things necessary or desirable to (i) make any filing or declaration with, give any notices to, or obtain any Consent of, any Governmental Entity which filing, declaration, notice or Consent is necessary or appropriate in connection with the Acquisition, the IPC Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party and (ii) obtain all Consents from third Persons necessary or appropriate to permit the consummation of the Acquisition, the IPC Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party; provided, however, that neither party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Consent may be required.
          (c) Notwithstanding the foregoing provisions of this Section or any other provision of this Agreement, the Purchaser shall not be required to agree to (A) any limit on the ownership or operation by the Purchaser or any of its Affiliates of any portion of the business or assets of the Purchaser, the Company or their Subsidiaries, (B) any requirement to hold separate or divest any portion of the Purchaser’s, the Company’s or their respective Subsidiaries’ business or assets, (C) any limit on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, the Membership Interests, including the right to vote the Membership Interests, or (D) any limit on the Purchaser or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.
          (d) Nothing in this Section shall (i) require the Purchaser to consent to any action or omission by the Seller that would be inconsistent with Section 6.01 of the Master Purchase Agreement absent such consent or (ii) require the Purchaser or the Seller to agree to amend or waive any provision of this Agreement.
          SECTION 4.03 Expenses; Transfer Taxes. Pursuant to this Section and Section 6.06 of the Master Purchase Agreement, whether or not the Closing takes place, and except as otherwise explicitly set forth in this Agreement or the Master Purchase Agreement, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, each other agreement, document and instrument contemplated by hereby and thereby, and the consummation of the Acquisition, the SW Acquisitions, the SW Reorganization, the IPC Reorganization and the other transactions contemplated hereby and thereby (including fees, costs and expenses of legal counsel, financial advisors and other representatives and consultants), shall be borne solely by the party incurring such costs or expenses. Notwithstanding the foregoing, (a) all fees, costs and expenses (other than fees, costs and expenses of legal counsel) incurred in connection with compliance with and filings and approvals under the HSR Act required for the Acquisition or the SW Acquisitions shall be shared equally by the Purchaser, on the one hand, and the Seller and the Parent (pursuant to Section 6.06 of the Master Purchase Agreement), on the other hand, and (b) all Transfer Taxes payable in connection with the consummation of the Acquisition, the SW Acquisitions, the SW Reorganization, the IPC Reorganization and the other the transactions contemplated hereby and thereby shall be shared equally by the Purchaser, on the one hand, and the Seller and the Parent (pursuant to Section 6.06 of the Master Purchase Agreement), on the other hand.
          SECTION 4.04 Tax Matters. (a) The parties shall treat the Acquisition for all Tax purposes in a manner consistent with Section 6.07 of the Master Purchase Agreement and the Final Fair Market Value Balance Sheet (as that term is defined in the Master Purchase Agreement), and shall not take any inconsistent position on any Tax Return or in any communication with any Taxing Authority.
          (b) The filing of all Tax Returns, all allocations of income or loss (and items thereof) for capital account and Tax purposes and all other Tax matters of the Company and its Subsidiaries for taxable periods ending on or before the Class B and C Unit Contribution shall be governed exclusively by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated June 29, 2005, and, for the avoidance of doubt, all such matters shall continue to be subject to the approval of Seller pursuant to Section 6.8(p) thereto.
          (c) In accordance with Section 6.07(c)(ii) of the Master Purchase Agreement, the Seller shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or before the Class B and C Unit Contribution. The Purchaser shall not file (or cause to be filed), or permit the Company to file, any amended Tax Return for any such period without the prior written consent of the Parent.
          (d) The Purchaser shall file all Tax Returns, and make a 754 Election (as defined in the Master Purchase Agreement), for the taxable period, if any, that begins immediately after the Class B and C Unit Contribution and ends on the consummation of the Initial SW Acquisition and the Acquisition.
          SECTION 4.05 Publicity. The Purchaser and the Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements, including the Acquisition and the SW Acquisitions, and shall not, and shall not permit their Affiliates to, issue any such press release or make any such public statement prior to such consultation, except (a) as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, (b) with respect to the Purchaser, in connection with any financing or securities offering, and (c) with respect to the Seller, following the Closing, (i) subject to customary confidentiality restrictions, in connection with any non-public communication between the Seller and its Affiliates, on the one hand, and the respective investors and potential investors in investment funds managed by the Seller or its Affiliates, on the other hand, and (ii) with respect to any communication that includes only information previously disclosed to the public by the Purchaser or its Affiliates. To the extent reasonably feasible, all such press releases and other public statements made prior to or contemporaneously with the Closing shall be made jointly by the Parent, the Seller and the Purchaser. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form attached to the Master Purchase Agreement as Exhibit J.
          SECTION 4.06 Agreement Not to Solicit. (a) From the date of this Agreement through the third anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates and Associates and such Affiliates’ Associates not to, directly or indirectly (provided, however, that the obligations of the Seller with respect to the portfolio companies of Irving Place Capital shall be limited only to “not cause or encourage” such companies to take the following actions):
          (i) (A) solicit or recruit any employee of the Purchaser or any of its Affiliates with whom Seller, its Affiliates and Associates or such Affiliates’ Associates came in contact with in connection with the Acquisition or the SW Acquisitions or solicit or encourage any such employee of the Purchaser or the Purchaser’s Affiliates to leave his or her employment with the Purchaser or the Purchaser’s Affiliates, as applicable, or (B) solicit or recruit any employee of the Company or its Subsidiaries or solicit or encourage any such employee of the Company or the Company’s Subsidiaries to leave his or her employment with the Company or the Company’s Subsidiaries, as applicable; provided, however, that, in each case, the Seller, its Affiliates and Associates and such Affiliates’ Associates shall not be prohibited from (a) making general solicitations of employment that are not specifically targeted at employees of the Purchaser, the Purchaser’s Affiliates, the Company or the Company’s Subsidiaries through newspapers, periodicals or other media of general circulation (including if placed in such media by a recruiting firm) or (b) soliciting or recruiting any such person who is terminated by the Purchaser or the Company after the 120th calendar day following such person’s termination;
          (ii) hire any of the persons listed on Schedule A hereto; provided, however, that, in each case, the Seller, its Affiliates and Associates and such Affiliates’ Associates shall not be prohibited from hiring any such person who is terminated by the Purchaser or the Company after the 120th calendar day following such person’s termination; or
          (iii) disparage (A) the Company, its Subsidiaries, the Purchaser or any of its Affiliates or (B) any employees of the Company, its Subsidiaries, the Purchaser or any of its Affiliates, including the Founder.
          (b) The Seller expressly understands and agrees that, although the Purchaser and the Seller consider the covenants and agreements contained in this Section to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restrictions contained in this Section, or any other provision or restriction contained in this Section, is an unenforceable provision or restriction against any Person, the provisions and restrictions of this Section shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any provision or restriction contained in this Section is unenforceable, and such provision or restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the remaining provisions and restrictions contained in this Section, which remaining provisions and restrictions shall be deemed severable from the unenforceable provision or restriction and shall remain in full force and effect.
          (c) Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed that the remedy of indemnity payments pursuant to Article VII and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section. The Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.
          (d) From the date of this Agreement through the third anniversary of the Closing Date, the Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Company) and Associates and such Affiliates’ Associates not to, directly or indirectly disparage the Seller or any of its Affiliates (including Irving Place Capital, but excluding any portfolio companies of Irving Place Capital), or any employees of the Seller or any of its Affiliates (including Irving Place Capital, but excluding any portfolio companies of Irving Place Capital).
          SECTION 4.07 Shareholder Release. Effective as of the Closing, the Seller does hereby, for itself and each of its Affiliates, and each of its and such Affiliates’ Associates, successors and assigns (each, a “Releasing Party”), release and absolutely forever discharge the Company and its Subsidiaries (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any Releasing Party now has, or at any time previously had, or shall or may have in the future, as an equityholder, contractor, consultant, agent or advisor of the Company or any of its Subsidiaries, arising by virtue of or in any matter related to (a) dividends, management or advisory fees or equity, tax or other similar distributions or payments payable by the Company or any of its Subsidiaries to such Releasing Party with respect to periods of time before the Closing or in connection with the Acquisition or (b) the value of the Membership Interests; provided that in no event shall Released Matters include (x) any right of any Releasing Party contained in this Agreement or any Ancillary Agreement and (y) any right of any Releasing Party to be indemnified by the Company or any of its Subsidiaries pursuant to directors’ and officers’ insurance policies of the Company and its Subsidiaries or the organizational or governance documents of the Company or such Subsidiary. It is the intention of the Seller in providing this release, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the applicable Releasing Party and the Released Parties of all Released Matters. Notwithstanding any provision in this Agreement to the contrary, this release will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud by or on behalf of such Released Party. The Seller hereby represents to the Purchaser that no Releasing Party has voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matter and that no Person (other than a Releasing Party) has any interest in any Released Matter by Law or Contract by virtue of any action or inaction by any Releasing Party. The invalidity or unenforceability of any part of this

Section shall not affect the validity or enforceability of the remainder of this Section, which shall remain in full force and effect.
          SECTION 4.08 Confidentiality. From and after the Closing, the Seller shall keep confidential, and shall cause its Affiliates and its and their respective Associates, officers, directors, employees and advisors to keep confidential, all information relating to the Company and its Subsidiaries, except (a) as required by applicable Law or administrative process, (b) for information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section or (c) subject to customary confidentiality restrictions, disclosures made in connection with any non-public communication between the Seller and its Affiliates, on the one hand, and the respective investors and potential investors in investment funds managed by the Seller or its Affiliates, on the other hand.
          SECTION 4.09 Resignations of Directors; Subsidiaries. (a) On the Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations of the individuals set forth on Schedule B hereto from the applicable board of directors or similar governing body of each of the Company and its Subsidiaries, effective as of the Closing Date, and shall take such other action as is necessary to accomplish the foregoing.
          (b) The Seller and the Purchaser shall agree to any changes to the organizational and other governance documents of the Subsidiaries of the Company that are necessary or appropriate to give effect to the Acquisition and the terms of the Fourth A&R LLC Agreement, including the removal of all governance and other rights of the Seller thereunder.
          SECTION 4.10 Post Closing Cooperation. (a) From time to time after the Closing Date, as and when requested by the Seller or the Purchaser, the Seller and the Purchaser shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to confirm and assure the rights and obligations provided for in this Agreement and to consummate the transactions contemplated by this Agreement, the Master Purchase Agreement and the Ancillary Agreements to which it is a party, including, in the case of the Seller, executing and delivering to the Purchaser or the Company such assignments, consents and other instruments as the Purchaser may reasonably request as necessary or desirable for such purpose.
          (b) Each of the Seller and the Purchaser shall cooperate with the other party, and shall cause its Affiliates and Associates and such Affiliates’ Associates and its and their officers, employees, agents, auditors and representatives to cooperate with the other party, after the Closing to ensure the orderly transition of the business of the Company and its Subsidiaries after the Closing and to minimize any disruption to the business of the Company and its Subsidiaries that might result from the transactions contemplated by this Agreement and the Ancillary Agreements. After the Closing, upon reasonable written notice, each of the Seller and the Purchaser shall furnish or cause to be furnished to the other party and the other party’s Affiliates and Associates and such Affiliates’ Associates and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and its Subsidiaries as is reasonably necessary for financial reporting, accounting and Tax matters or other reasonable purposes.

          (c) Each of the Seller and the Purchaser shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred by such other party in assisting such first party pursuant to this Section. Neither the Seller nor the Purchaser shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its or its Subsidiaries’ normal operations. Any information provided pursuant to this Section relating to the Company and its Subsidiaries shall be subject to Section 4.08.
          SECTION 4.11 Fourth A&R LLC Agreement. Upon the Closing, the Purchaser, the Company, the Parent and the Seller shall execute the Fourth A&R LLC Agreement.
          SECTION 4.12 The IPC Reorganization; IPC Voting and Economic Rights. (a) The Seller shall, and shall cause its Affiliates and its and such Affiliates’ Associates to, consummate the IPC Reorganization in accordance with the terms of this Agreement, the IPC Contribution Agreement, the Third A&R LLC Agreement and the Parent LLC Agreement. The Seller shall not, and shall not permit any of its or the Company’s Affiliates, or its or such Affiliates’ Associates to, enter into or deliver any Contract, instrument or other document relating to the IPC Reorganization, other than the IPC Contribution Agreement, the Third A&R LLC Agreement, the Parent LLC Agreement and the IPC/SW Side Letter. The Seller shall not, and shall not permit any of its Affiliates, or its or such Affiliates’ Associates to, amend, waive, terminate or otherwise modify the terms of the IPC Contribution Agreement or the Third A&R LLC Agreement.
          (b) From and after the Closing and through the Final Closing (as defined in the Master Purchase Agreement), the Seller shall ensure that:
          (i) The Seller and its Affiliates shall not hold any voting rights related to the Final Membership Interests, and shall not, other than for the IPC Control Rights, have any power or authority to cause the Parent or any other Person to exercise any such voting rights or any other rights of the Parent under the Fourth A&R LLC Agreement. Notwithstanding anything to the contrary in this paragraph (i), the Parent LLC Agreement (in the form attached as Exhibit E to the IPC Contribution Agreement, or in any amended form made in compliance with paragraph (iii) below) and the IPC/SW Side Letter (in the form attached as Exhibit F to the IPC Contribution Agreement, or in any amended form made in compliance with paragraph (iii) below), and the exercise of any of the rights granted thereunder to the Seller (collectively, the “IPC Control Rights”) by the Seller, shall be deemed not to breach the provisions of this paragraph (i).
          (ii) Investment funds controlled by Irving Place Capital shall at all times be, directly or indirectly, the sole holders of all of the IPC Control Rights and the IPC Economic Rights (as defined in the Master Purchase Agreement).
          (iii) No amendment, modification, waiver or other change is made to the IPC Control Rights. No amendment, modification, waiver or other change is made to the IPC Economic Rights; provided, however, that (A) any amendment, modification, waiver or other change to the Parent LLC Agreement that does not reduce in any material respect the aggregate economic interest of the Founder and his Family Group in the Final Closing or in the distributions payable to the Parent by the Company with respect to periods prior to the Final Closing; and (B) any amendment, modification or other change to the Parent LLC Agreement so as to set forth in more detail or otherwise clarify the Management Economic Rights (as defined in the Master Purchase Agreement)(provided that no such amendment, modification or other change shall alter the aggregate economic benefits of the Management Economic Rights), in each case, shall be deemed not to breach this sentence.
          SECTION 4.13 The SW Reorganization and the SW Acquisitions. (a) The Seller shall, and shall cause its Affiliates and Associates and such Affiliates’ Associates to, assist and cooperate with the other parties to consummate the SW Reorganization in accordance with the terms of this Agreement, the Master Purchase Agreement, the Third A&R LLC Agreement and the transactions contemplated hereby and thereby. The Seller shall not, and shall not permit any of its Affiliates or Associates or such Affiliates’ Associates to, enter into or deliver any Contract, instrument or other document relating to the SW Reorganization, other than the Third A&R LLC Agreement, the Parent LLC Agreement, the IPC Contribution Agreement and the IPC/SW Side Letter.
          (b) The Seller shall, and shall cause its Affiliates, directors, officers and Subsidiaries to, use all commercially reasonable efforts to assist and cooperate with the other parties in doing all things necessary or desirable to (i) make any filing or declaration with, give any notices to, or obtain any Consent of, any Governmental Entity which filing, declaration, notice or Consent is necessary or appropriate in connection with the SW Acquisitions, the SW Reorganization and the other transactions contemplated by the Master Purchase Agreement and (ii) obtain all Consents from third Persons necessary or appropriate to permit the consummation of the SW Acquisitions, the SW Reorganization and the other transactions contemplated by the Master Purchase Agreement; provided, however, that no party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Consent may be required.
          (c) The Seller shall, and shall cause its Affiliates, directors, officers and Subsidiaries to, provide any consents or approvals necessary or appropriate to permit consummation of the SW Acquisitions, the SW Reorganization and the other transactions contemplated by the Master Purchase Agreement.
          SECTION 4.14 D&O Indemnification and Insurance (a) From and for a period of six years following the Closing Date, the Purchaser shall, or shall cause the Company and its Subsidiaries to, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (collectively, the “Director and Officer Indemnified Parties”) who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal or administrative or investigative, by reason of the fact that such Director and Officer Indemnified Party is or was a director, officer, employee or agent of the Company or its Subsidiaries, or is or was serving or agreed to serve at the request of the Company as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, to the same extent as such Persons are indemnified as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to their organizational or governing documents.
          (b) The Purchaser shall cause the Company to purchase a six-year “tail” directors’ and officers’ insurance policy to be effective as of the Closing covering the Director and Officer Indemnified Parties who are covered by the directors’ and officers’ liability insurance policy of the Company as of the date of this Agreement with respect to claims arising from or related to facts or events which occurred on or before the Closing Date.
          SECTION 4.15 Affiliate Arrangements. Except for this Agreement and the Ancillary Agreements, the Seller shall cause all Contracts between the Company or any of its Subsidiaries, on the one hand, and the Seller, its Affiliates and Associates or such Affiliates’ Associates, on the other hand, to be canceled and terminated prior to the Closing. Notwithstanding anything to the contrary in this Agreement, from the date hereof through and including the Final Closing Date (as defined in the Master Purchase Agreement), other than the Parent LLC Agreement and the IPC/SW Side Letter, without the prior written approval of the Purchaser, neither the Seller, nor any Affiliate of the Seller, nor any Associate of the Seller or such Affiliates (in each case, other than any portfolio companies of Irving Place Capital), shall, or shall cause any portfolio company of Irving Place Capital to, (a) knowingly enter into, terminate or amend or modify any Contract or other transaction with any officer or employee of the Company or any of its Subsidiaries or any Affiliate or Associate of any such officer or employee or (b) knowingly enter into, terminate or amend or modify any Contract or other transaction with any independent contractor, vendor or supplier of, or customer of, or any other Person that is party to any Contract or transaction with, the Company or any of its Subsidiaries or any Affiliate or Associate of any such independent contractor, vendor, supplier, customer or other Person if such Contract or other transaction was entered into, terminated, amended or modified with the purpose or intent of altering the relationship between such independent contractor, vendor, supplier, customer or other Person and the Company and its Subsidiaries so as to affect the Final Purchase Price (as defined in the Master Purchase Agreement). The Purchaser and the Seller hereby acknowledge that the Company and its Subsidiaries have certain Contracts with third party service providers (e.g., United Parcel Service) that have been entered into based on the overall purchasing power of an aggregated group of current and former portfolio companies of Irving Place Capital in connection with the operation of Irving Place Capital’s Strategic Services division, and the Purchaser and the Seller hereby agree that ordinary course operations of Irving Place Capital’s Strategic Services division shall not be deemed to be a breach of this Section 4.15.
          SECTION 4.16 Assignment of Confidentiality Agreements, Intellectual Property and Permits. (a) Prior to the Closing, the Seller shall, and shall cause each of its Affiliates and Associates and such Affiliates’ Associates to, assign or otherwise transfer to the Company, without consideration, the Seller’s or such Affiliate’s or Associate’s rights under all confidentiality agreements, if any, entered into by the Seller or such Affiliate or Associate with any third Person in connection with the proposed sale of the Membership Interests or the business of the Company and its Subsidiaries to the extent such rights relate to or are applicable to information of the Company and its Subsidiaries. Copies of such confidentiality agreements shall be provided to the Purchaser on the Closing Date.

          (b) Prior to the Closing, the Seller shall, and shall cause each of its Affiliates and Associates and such Affiliates’ Associates to, assign or otherwise transfer (i) to Stuart Weitzman IP, LLC, without consideration, all ownership and other rights (other than rights which may be held by an Affiliate or Associate of the Seller pursuant to the ordinary course operations of Irving Place Capital’s Strategic Services division) of the Seller or such Affiliate or Associate, if any, in any Intellectual Property or Technology held for the benefit of, used, contemplated to be used or claimed to be owned by the Company or any of its Subsidiaries and (ii) to the Company, any Permit held by the Seller or such Affiliate or Associate, if any, for the benefit of, used or contemplated to be used or claimed to be owned by or issued to the Company or any of its Subsidiaries.
          SECTION 4.17 Jones Control of the Purchaser. Jones shall cause the Purchaser to comply with the terms of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party.
ARTICLE V
Conditions Precedent to the Closing
          SECTION 5.01 Conditions to Each Party’s Obligation. The obligation of the Purchaser to purchase the Membership Interests from the Seller, and the obligation of the Seller to sell the Membership Interests to the Purchaser, is subject to the satisfaction (or waiver by both such parties) on or prior to the Closing Date of the following conditions:
          (a) Governmental Approvals. The waiting period under the HSR Act applicable to the Acquisition shall have expired or been terminated. All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.
          (b) No Injunctions or Restraints. No applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.
          (c) Master Purchase Agreement and Initial Closing. The Initial Closing (as defined under the Master Purchase Agreement) shall have taken place or shall take place contemporaneously with the Closing hereunder.
          SECTION 5.02 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the Membership Interests from the Seller is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Seller made in this Agreement (other than the representations and warranties made in Section 2.02 and Section 2.04) shall be true and correct (without giving effect to any limitation as to “materiality” or Seller Material Adverse Effect or Company Material Adverse Effect) as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in each case, except for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect. The representations and warranties of the Seller contained in Section 2.02 and Section 2.04 shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). The Purchaser shall have received a certificate of the Seller (which shall be executed on behalf of the Seller by an authorized officer of the Seller (not in such officer’s personal capacity)) to such effect.
          (b) Performance of Obligations of the Seller. The Seller shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it by the time of the Closing. The Purchaser shall have received a certificate of the Seller (which shall be executed on behalf of the Seller by an authorized officer of the Seller (not in such officer’s personal capacity)) to such effect.
          (c) The SW Reorganization and Third A&R LLC Agreement. The SW Reorganization, including the Reclassification, shall have been consummated in accordance with the terms of the Master Purchase Agreement, the Class B and C Unit Contribution Agreement, the Third A&R LLC Agreement and the COC Payment Assignment Agreements and the Seller shall have executed and delivered the Third A&R LLC Agreement.
          (d) Absence of Proceedings. There shall not be pending any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement and the Ancillary Agreements or seeking to obtain from the Purchaser or any of its Affiliates in connection with the Acquisition any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Purchaser or any of its Affiliates of any material portion of the business or material assets of the Purchaser, the Company or their Subsidiaries, or to compel the Purchaser, the Company or their Subsidiaries to hold separate or divest any portion of the Purchaser’s, the Company’s or their respective Subsidiaries’ business or assets, (iii) seeking to impose material limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, the Membership Interests, including the right to vote the Membership Interests, or (iv) seeking to prohibit the Purchaser or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.
          SECTION 5.03 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Membership Interests to the Purchaser is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Purchaser made in this Agreement (other than the representations and warranties made in Section 3.02) shall be true and correct (without giving effect to any limitation as to “materiality” or Purchaser Material Adverse Effect) as of the Closing Date, with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in each case, except for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. The representations and warranties of the Purchaser contained in Section 3.02 shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date. The Seller shall have received a certificate of the Purchaser (which shall be executed on behalf of the Purchaser by an officer of the Purchaser (not in such officer’s personal capacity)) to such effect.
          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by the Purchaser by the time of the Closing, and the Seller shall have received a certificate of the Purchaser (which shall be executed on behalf of the Purchaser by an officer of the Purchaser (not in such officer’s personal capacity)) to such effect.
          (c) No Tax Withholding. There shall have been no change in the Tax withholding requirements of the Code or any state or local Governmental Entity that result in the Purchaser withholding from the Seller any portion of the Purchase Price.
          SECTION 5.04 Frustration of Closing Conditions. Neither the Purchaser, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by the Purchaser’s, in the first instance, or the Seller’s, in the second instance, failure to comply with its obligations under this Agreement, including such party’s obligation to use commercially reasonable efforts to cause the Closing to occur, as required by Section 4.02.
ARTICLE VI
Termination, Amendment and Waiver
          SECTION 6.01 Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
          (i) by mutual written consent of the Seller and the Purchaser;
          (ii) by the Seller if any of the conditions set forth in Sections 5.01 or 5.03 shall have become incapable of fulfillment by the Outside Date, and shall not have been waived by the Seller;
          (iii) by the Purchaser if any of the conditions set forth in Sections 5.01 or 5.02 shall have become incapable of fulfillment by the Outside Date, and shall not have been waived by the Purchaser;
          (iv) by the Seller or the Purchaser, if the Closing does not occur on or prior to the date that is four months after the date of this Agreement (the “Outside Date”); or

          (v) by the Seller or the Purchaser if the Master Purchase Agreement is terminated;
provided, however, that the party seeking termination pursuant to clauses (ii) through (iv) above is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
          (b) In the event of termination by the Seller or the Purchaser pursuant to this Section, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
          (i) the Purchaser shall, and shall cause each of its Affiliates, Associates, directors, officers, employees, agents, representatives and advisors to, return or destroy all documents and other materials received from or on behalf of the Seller, any of its Subsidiaries or any of its or their respective Affiliates relating to the Seller or any of its Affiliates or the transactions contemplated hereby, whether so obtained before or after the execution hereof; and
          (ii) all confidential information received by the Purchaser, or any of its Affiliates, Associates, directors, officers, employees, agents, representatives or advisors, from or on behalf of the Seller, any of its Subsidiaries or any of its or their respective Affiliates relating to the Seller or any of its Affiliates or the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement (as defined in the Master Purchase Agreement), which shall remain in full force and effect notwithstanding the termination of this Agreement.
          SECTION 6.02 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, then this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 2.05, 3.06, 4.03, 4.05, 4.08, 6.01, this Section, Section 6.03 and Article VIII. Nothing in this Section shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
          SECTION 6.03 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party hereto with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE VII
Indemnification
          SECTION 7.01 Indemnification by the Seller. Subject to the limitations set forth in this Article, from and after the Closing, the Seller shall be liable for, and shall indemnify the Purchaser and its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, employees and equityholders (the “Purchaser Indemnitees”) against, and hold them harmless from, any loss, liability, claim, obligation, damage or expense (including reasonable out-of-pocket legal fees, costs and expenses) (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitees (without duplication for any Loss for which indemnification may be provided under more than one clause of this Section) arising from, relating to or otherwise in respect of:
          (a) any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered by or on behalf of the Seller pursuant to this Agreement;
          (b) any breach of any obligation, covenant or agreement of the Seller contained in this Agreement or the Escrow Agreement; and
          (c) all Seller Transaction Costs.
          SECTION 7.02 Indemnification by the Purchaser. Subject to the limitations set forth in this Article, from and after the Closing, the Purchaser shall indemnify the Seller and its Affiliates and each of their respective officers, directors, employees and equityholders (the “Seller Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by such Seller Indemnitees (without duplication for any Loss for which indemnification may be provided under more than one clause of this Section) arising from, relating to or otherwise in respect of:
          (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement; and
          (b) any breach of any obligation, covenant or agreement of the Purchaser contained in this Agreement or the Escrow Agreement.
          SECTION 7.03 Indemnification Deductible; Limitations. (a) Notwithstanding the provisions of Section 7.01, the Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:
          (i) under Section 7.01(a) unless the aggregate of all Losses subject to indemnification under Section 7.01(a) or Section 10.01(a)(i) of the Master Purchase Agreement exceeds, on a cumulative basis, an amount equal to $3,000,000 (the “Shared Deductible”), and then only to the extent of such excess; provided that claims for indemnification arising out of a breach of any of the representations and warranties set forth in Section 2.02 or Section 2.04 hereof shall not be subject to the Shared Deductible but instead shall be recoverable on a dollar-for-dollar basis; and
          (ii) under Section 7.01(a) in excess of the amount of the Final Purchase Price (the “Shared Cap”); provided that claims for indemnification arising out of a breach of any of the representations and warranties set forth in Section 2.02 or Section 2.04 hereof shall not be subject to the Shared Cap.

          Both indemnification claims arising under Section 7.01(a) of this Agreement and indemnification claims arising under Section 10.01(a)(i) of the Master Purchase Agreement shall reduce the unused portion of the Shared Deductible, such that the reduction in the amount of the Seller’s indemnification obligations under this Agreement and the Parent’s indemnification obligations under the Master Purchase Agreement as a result of the deductibles under such both agreements shall not, on an aggregate basis, exceed $3,000,000.
          Both indemnification claims arising under Section 7.01(a) of this Agreement (other than claims for indemnification arising out of a breach of Section 2.02 or Section 2.04 of this Agreement) and indemnification claims arising under Section 10.01(a)(i) of the Master Purchase Agreement (other than claims for indemnification arising out a breach of any of the Fundamental Reps (as defined in the Master Purchase Agreement) or the IP Rep (as defined in the Master Purchase Agreement)) shall reduce the unused portion of the Shared Cap, such that the maximum amount of the Seller’s indemnification obligations under Section 7.01(a) of this Agreement (other than claims for indemnification arising out of a breach of Section 2.02 or Section 2.04 of this Agreement) and the Parent’s indemnification obligations under Section 10.01(a)(i) of the Master Purchase Agreement (other than claims for indemnification arising out a breach of any of the Fundamental Reps or the IP Rep) shall not, on an aggregate basis, exceed the Shared Cap.
          (b) (i) Notwithstanding the provisions of Section 7.02 of this Agreement, the Purchaser shall not be required to indemnify any Seller Indemnitee, and shall not have any liability under Section 7.02(a) of this Agreement or under Section 10.02(a) of the Master Purchase Agreement in excess of $55,000,000, in the aggregate (the “General Purchaser Shared Cap”); provided that claims for indemnification arising out of a breach of the representations and warranties set forth in Section 3.02 of this Agreement or Section 5.02 of the Master Purchase Agreement shall not be subject to the General Purchaser Shared Cap, but instead shall not exceed $275,000,000, in the aggregate (the “Fundamental Purchaser Shared Cap”).
          (ii) Both indemnification claims arising under Section 7.02(a) of this Agreement (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 3.02 of this Agreement) and indemnification claims arising under Section 10.02(a) of the Master Purchase Agreement (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 5.02 of the Master Purchase Agreement) shall reduce the unused portion of the General Purchaser Shared Cap, such that the maximum amount of the Purchaser’s indemnification obligations under Section 7.02(a) of this Agreement (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 3.02 of this Agreement) and indemnification claims arising under Section 10.02(a) of the Master Purchase Agreement (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 5.02 of the Master Purchase Agreement) shall not, on an aggregate basis, exceed the General Purchaser Shared Cap.
          (iii) Both indemnification claims arising out of a breach of the representations and warranties set forth in Section 3.02 of this Agreement and indemnification claims arising out of a breach of the representations and warranties set forth in Section 5.02 of the Master Purchase Agreement shall reduce the unused portion of the Fundamental Purchaser Shared Cap, such that the maximum amount of the Purchaser’s indemnification obligations under Section 7.02(a) of this Agreement for claims arising out of a breach of the representations and warranties set forth in Section 3.02 of this Agreement and under Section 10.02(a) of the Master Purchase Agreement for claims arising out of a breach of the representations and warranties set forth in Section 5.02 of the Master Purchase Agreement shall not, on an aggregate basis, exceed the Fundamental Purchaser Shared Cap.
          (c) The provisions of this Section shall not apply to any indemnification obligation arising from the breach of a representation or warranty of the Seller or the Purchaser contained in this Agreement or in any certificate delivered by or on behalf of the Seller or the Purchaser pursuant to this Agreement which involved fraud.
          (d) Notwithstanding the provisions of Section 7.01 or Section 7.02, no party shall have any liability to any other party under Section 7.01 or Section 7.02 for punitive damages (excluding punitive damages payable by Purchaser Indemnitee or a Seller Indemnitee to a third Person).
          SECTION 7.04 Survival of Representations and Covenants. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive as follows:
          (a) the representations and warranties in Article II (other than the representations and warranties contained in Section 2.02 and Section 2.04) shall survive until the third anniversary of the date of this Agreement; and the representations and warranties contained in Section 2.02 and Section 2.04 shall survive indefinitely;
          (b) the representation and warranties in Article III (other than the representations and warranties contained in Section 3.02) shall survive until the third anniversary of the date of this Agreement; and the representations and warranties contained in Section 3.02 shall survive indefinitely;
          (c) all covenants and agreements contained in this Agreement shall survive indefinitely; and
          (d) notwithstanding the foregoing, any provision of this Agreement that expressly provides for a specific survival period shall survive in accordance with its terms.
          SECTION 7.05 Termination of Indemnification. The obligations to indemnify and hold harmless any party (a) pursuant to Section 7.01(a) or Section 7.02(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 7.04, and (b) pursuant to any other provision of Section 7.01 or Section 7.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.08 to the party to be providing the indemnification.

          SECTION 7.06 Exclusive Monetary Remedy; Suits Against the Seller’s Affiliates and Associates; Nature of Payments; Materiality Qualifications; Payments to the Company. (a) Except as otherwise provided in this Agreement, the parties acknowledge that their sole and exclusive monetary remedy after the Closing with respect to any claims relating to or arising out of this Agreement or the Escrow Agreement (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against any other party arising under this Agreement, the Escrow Agreement or any document or certificate delivered in connection herewith or therewith, except pursuant to the indemnification provisions set forth in this Article and except as otherwise provided in this Agreement.
          (b) The Purchaser hereby acknowledges and agrees on behalf of itself and its Affiliates (including, from and after the Closing, the Company and its Subsidiaries), successors and assigns not to pursue or bring any claim against the Seller’s Affiliates and Associates, in each case, with respect to any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement; provided, however, that the foregoing restriction shall not apply to (i) any claims of fraud or (ii) any claims that any distribution or other payment made by the Seller or, with respect to the Seller’s interest in the Final Closing Date Payment, if any, the Parent constituted a fraudulent conveyance, resulted in the insolvency of the Seller or the Parent or was otherwise made in violation of the Delaware Limited Liability Company Act (including Section 18-607 thereof) or the comparable Laws then applicable to the Seller or the Parent.
          (c) Except as required by a determination within the meaning of Section 1313(a) of the Code, the Purchaser and the Seller agree to treat any amounts payable pursuant to this Article as adjustments to the purchase price for the Membership Interests for all Tax purposes.
          (d) For purposes of calculating the amount of any Loss in connection with a claim by any Purchaser Indemnitee or Seller Indemnitee with respect to a breach of any representation or warranty for which indemnification is sought pursuant to this Article (but not for purposes of determining whether such a breach has occurred), all materiality references (including references to Seller Material Adverse Effect, Company Material Adverse Effect and Purchaser Material Adverse Effect) shall be disregarded.
          (e) The Purchaser shall be deemed to incur 100% of all Losses suffered or incurred by the Company and the Company’s Subsidiaries that are indemnifiable under Section 7.01 and, in connection therewith, the Purchaser may, at its option, recover the full amount of such indemnifiable Losses on behalf of Company and its Subsidiaries, and the Purchaser shall have no obligation to pay over, reimburse, indemnify or otherwise transfer to the Company or any such Subsidiary any amount so recovered by the Purchaser.
          SECTION 7.07 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article shall be net of (a) any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss, as reduced by any increase to the insurance premiums payable resulting from such recovery and (b) any net Tax benefit actually realized by the indemnified party as a result of the incurrence of such Loss.
          SECTION 7.08 Procedures. (a) Third Party Claims. (i) In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Section 7.01 or Section 7.02 in respect of, arising out of or involving a claim made by any third Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the party that will potentially be obligated to provide indemnification hereunder (the “indemnifying party”) in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim, stating in reasonable detail the nature, basis and amount thereof (to the extent then known), along with copies of the relevant notices and documents (including court papers) received by the indemnified party evidencing such Third Party Claim, and the basis for indemnification sought; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure; it being understood and agreed that the failure of the indemnified party to so notify the indemnifying party prior to settling a Third Party Claim (including by paying a claim or executing a settlement agreement with respect thereto) or consenting to the entry of a Judgment or the issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the indemnifying party. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all other notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
          (ii) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof by written notice to the indemnified party (which such notice shall state without qualification that such indemnifying party is liable under this Article with respect to such Third Party Claim) within 30 days after the indemnifying party’s receipt of the notice of the Third Party Claim contemplated by paragraph (i) above with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party; and provided further that notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of such defense and, instead, shall pay the reasonable out-of-pocket legal fees, costs and expenses of counsel retained by the indemnified party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the indemnified party, (C) after notice and a reasonable opportunity to cure (not to exceed five Business Days), the indemnifying party failed or is failing to reasonably prosecute or defend such claim, (D) the claim is subject to a cap in Section 7.03 and such claim, together with all other then outstanding and unresolved claims that are subject to such cap, could reasonably be expected to give rise to Losses which are more than the remaining amount indemnifiable by such indemnifying party with respect to such claims pursuant to this Article or (E) in the indemnified party’s reasonable judgment, a conflict of interest between the indemnified party and the indemnifying party exists with respect to the claim. If the indemnifying party assumes the defense of a Third Party Claim, (1) the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof and (2) the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Subject to the limitations and conditions contained in this Article, the indemnifying party shall be liable for the reasonable out-of-pocket fees, costs and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (including in respect of Third Party Claims the defense of which the indemnifying party was not entitled to assume or continue in accordance with the second proviso of the first sentence of this paragraph (ii)). If the indemnifying party assumes the defense of a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Whether or not the indemnifying party has assumed the defense of a Third Party Claim, no party shall admit any liability with respect thereto, or settle, compromise or discharge such Third Party Claim without the other applicable party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. The parties hereto will act in good faith in responding to, defending against, settling and otherwise dealing with all Third Party Claims.
          (iii) Subject to Section 7.09, the indemnification required by Section 7.01 or Section 7.02 shall be made by periodic payments of the amount thereof during the course of the investigation or defense of the Third Party Claim, as and when bills are received or Losses are incurred.
          (iv) All claims under Section 7.01 or Section 7.02 other than Third Party Claims shall be governed by paragraph (b) below.
          (b) Direct Claims. If any indemnified party should have a claim against any indemnifying party under Section 7.01 or Section 7.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party (any such claim, a “Direct Claim”), the indemnified party shall deliver notice of such Direct Claim promptly following its discovery of such matter, with such notice stating in reasonable detail the nature, basis and amount thereof (to the extent then known), along with copies of the relevant documents evidencing such matter, if any, and the basis for indemnification sought; provided that the failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been adversely prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 7.01 or Section 7.02, as the case may be, such Direct Claim specified in such notice shall be conclusively deemed a liability of the indemnifying party under Section 7.01 or Section 7.02, as the case may be, and the indemnifying party shall, subject to Section 7.09, pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined (provided that the indemnifying party shall have 30 calendar days following its receipt of such final determination to dispute the amount of such final determination). If the indemnifying party has timely disputed its liability with respect to such Direct Claim as provided above, the Purchaser, on the one hand, and the Seller, on the other hand, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
          SECTION 7.09 Setoff Against the Final Closing Date Payment under the Master Purchase Agreement.
          (a) Finally Determined Claims. Notwithstanding anything to the contrary in this Article and in accordance with Section 10.10 of the Master Purchase Agreement, the parties agree that the Seller’s obligation to make indemnification payments under Section 7.01(a) shall, in lieu of being satisfied through payments in cash in accordance with Section 7.08(a)(iii) and Section 7.08(b), be instead satisfied through a dollar-for-dollar setoff by the Purchaser against the Final Closing Date Payment (as defined in the Master Purchase Agreement); provided, however, that, at the option of the Purchaser, such indemnification obligations shall not be satisfied through such a dollar-for-dollar setoff and, instead, the Seller shall be required to make such payments in cash in accordance with Section 7.08(a)(iii) and Section 7.08(b):
          (i) with regard to any indemnification claim arising under Section 7.01(a), if the Final Closing shall have already occurred by the time that the Purchaser delivers notice of such indemnification claim to the Seller under Section 7.08(a)(i) or the first sentence of Section 7.08(b); or
          (ii) with regard to any indemnification obligation arising in connection with a breach of any of the representations and warranties set forth in Section 2.02 or Section 2.04.
          (b) Undetermined or Disputed Claims. With regard to any claim for indemnification under Section 7.01(a) that the Purchaser shall have provided notice to the Seller under Section 7.08(a)(i) or the first sentence of Section 7.08(b), but for which the Seller’s payment obligation under Section 7.08(a)(iii) or Section 7.08(b) shall not yet, as of the Final Closing Date, have become due (any such amount, a “Disputed Amount”), then in lieu of a dollar-for-dollar setoff against the Final Closing Date Payment as provided for in the preceding paragraph (a), the Purchaser shall instead include any Disputed Amounts in the Final Closing Date Payment, and Purchaser shall instruct the Escrow Agent in writing to hold such Disputed Amounts in escrow until the first to occur of (i) resolution of the applicable dispute, including through the payment of any amount required under this Article (in which case the Purchaser and the Seller shall jointly instruct the Escrow Agent in writing to release the applicable Disputed Amount accordingly) and (ii) the entry of a final and nonappealable order of a court of competent jurisdiction directing the release of any Disputed Amount by the Escrow Agent.

ARTICLE VIII
General Provisions
          SECTION 8.01 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of each other party. Notwithstanding the foregoing, the Purchaser may assign this Agreement, in whole but not in part, to any of its Affiliates without the prior written consent of any other party; provided, however, that the Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the first sentence of this Section, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Section shall be null and void.
          SECTION 8.02 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.
          SECTION 8.03 Notices. All notices, requests, permissions, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile or email, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):
if to the Purchaser or Jones,
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018
Facsimile: (212) 790-9988
Email: IDansky@jny.com
Attention of: Ira M. Dansky
with a copy (which shall not constitute notice to the Purchaser or Jones) to,
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Telephone: (212) 474-1000
Facsimile: (212) 474-3700
Email: tdunn@cravath.com; gschoen@cravath.com

Attention of:	Thomas E. Dunn, Esq. George F. Schoen, Esq.
and if to the Seller,
IPC/SW LLC
c/o Irving Place Capital
277 Park Avenue, 39th Floor
New York, New York 10172
Telephone: (212) 551-4500
Facsimile: (212) 551-4656
Email: rperkal@irvingplacecapital.com
Attention of: Richard L. Perkal
with a copy (which shall not constitute notice to the Seller) to,
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-6460
Email: kim.taylor@kirkland.com
Attention of: Kim P. Taylor
          SECTION 8.04 Certain Defined Terms. (a) For purposes of this Agreement, the following terms shall have the following meanings:
          “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the Parent, the Company and the Company’s Subsidiaries shall be deemed not to be “Affiliates” of the Seller, unless as otherwise specified in this Agreement.
          “Ancillary Agreements” means the IPC/SW Side Letter, the Parent LLC Agreement, the IPC Contribution Agreement, the Third A&R LLC Agreement, the Fourth A&R LLC Agreement, the Escrow Agreement, the Master Purchase Agreement, the Class B and C Unit Contribution Agreement, each COC Payment Assignment Agreement, the Founder Employment Agreement, the Name and Likeness Agreement and the Founder Letter Agreement.
          “Associate” means, with respect to any Person, (i) any other Person of which such first Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any Equity Interests, (ii) any trust or other estate in which such first Person has a substantial beneficial interest or as to which such first Person serves as a trustee or in a similar fiduciary capacity and (iii) any individual in such Person’s Family Group.

          “Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York, New York.
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Company Material Adverse Effect” shall have the meaning given to such term in the Master Purchase Agreement.
          “Equity Interests” means shares of capital stock, membership interests in a limited liability company, partnership interests, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
          “Family Group” means, for any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company established and operated solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.
          “GAAP” means generally accepted accounting principles in the United States, applied in accordance with the consistency requirements thereof.
          “IPC/SW Side Letter” means that certain letter agreement, dated as of the date hereof, by and among the Parent, the Seller, the Founder and WFI, in the form attached as Exhibit F to the IPC Contribution Agreement.
          “Liens” means all mortgages, liens, security interests, charges, leases, subleases, options and other encumbrances of any kind.
          “Permits” means all material certificates, licenses, permits, authorizations and approvals from any Governmental Entity.
          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, limited liability partnership, association, joint stock company, unincorporated organization, joint venture, Governmental Entity or other entity.
          “Proceeding” means any suit, action, claim or proceeding.
          “Purchase Price” means (a) $116,802,120.00, plus (b) 8% per annum, calculated on the basis of a year of 365 days, compounded daily, of the amount set forth in the foregoing clause (a) accrued from and including the date of this Agreement through and including the Closing Date.
          “Purchaser Material Adverse Effect” means, with respect to the Purchaser, any state of facts, event, development or other condition or occurrence that (i) prevents or materially impedes or delays the consummation of the Acquisition, the SW Acquisitions, the Reorganization or the other transactions contemplated by this Agreement and the Ancillary

Agreements or (ii) has a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or any Ancillary Agreement.
          “Seller Material Adverse Effect” means, with respect to the Seller, any state of facts, event, development or other condition or occurrence that (i) prevents or materially impedes or delays the consummation of the Acquisition, the SW Acquisitions, the Reorganization or the other transactions contemplated by this Agreement and the Ancillary Agreements or (ii) has a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or any Ancillary Agreement.
          “Seller Transaction Costs” means without duplication, the fees and expenses incurred by the Seller and its Affiliates and Associates and such Affiliates’ Associates (including the fees and expenses of Financo, Inc., Kirkland & Ellis LLP, Chadbourne & Parke LLP and any accountant, auditor, broker, other financial advisor, consultant or other legal counsel retained by or on behalf of the Seller) arising from or in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether for services rendered before, on or after the Closing Date.
          “Subsidiary” means, with respect to any Person, another Person (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of such other Person’s board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person or (ii) of which such first Person or another Subsidiary of such first Person is a general partner or managing member. The Seller shall be deemed to be a Subsidiary of the Company for all periods prior to the Closing.
          “Tax” or “Taxes” shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.
          “Taxing Authority” shall mean any Governmental Entity, or any quasi-governmental entity exercising Tax regulatory authority.
          “Tax Return” or “Tax Returns” shall mean all returns, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.
          “Transfer Taxes” means all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, property, real estate transfer, use, excise, stock, stamp, documentary, filing, recording, registration, permit, license, authorization, administrative

(including, without limitation, notary fees), added-value and similar Taxes, filing fees and similar charges.
          (b) For purposes of this Agreement, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition	Recitals
Agreement	Preamble
Class A Units	Recitals
Class B and C Unit Contribution	Recitals
Class B and C Unit Contribution Agreement	Recitals
Class B Units	Recitals
Class C Units	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
COC Payment Assignments	Recitals
Common Units	Recitals
Company	Recitals
Consent	Section 2.03
Contract	Section 2.03
Direct Claim	Section 7.08
Director and Officer Indemnified Parties	Section 4.14
Escrow Agent	Section 1.03
Escrow Agreement	Section 1.03
Founder	Recitals
Fundamental Purchaser Shared Cap	Section 7.03
General Purchaser Shared Cap	Section 7.03
Governmental Entity	Section 2.03
HSR Act	Section 2.03
indemnified party	Section 7.08
indemnifying party	Section 7.08
IPC Contribution Agreement	Recitals
IPC Control Rights	Section 4.12
IPC Reorganization	Recitals
Judgment	Section 2.03
Law	Section 2.03
Losses	Section 7.01
Management Equity Holder	Recitals
Master Purchase Agreement	Recitals
Membership Interests	Recitals
Other Bid	Section 4.01
Outside Date	Section 6.01

Term	Section
Parent	Recitals
Parent LLC Agreement	Recitals
Purchaser	Preamble
Purchaser Indemnitees	Section 7.01
Reclassification	Recitals
Released Matters	Section 7.04
Released Party	Section 7.04
Releasing Party	Section 7.04
Reorganization	Recitals
Securities Act	Section 3.03
Seller	Preamble
Seller Indemnitees	Section 7.02
Shared Cap	Section 7.03
Shared Deductible	Section 7.03
SW Acquisitions	Recitals
SW Initial Acquisition	Recitals
SW Final Acquisition	Recitals
SW Reorganization	Recitals
Third A&R LLC Agreement	Recitals
Third Party Claim	Section 7.08
WFI	Recitals
          SECTION 8.05 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule hereto but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any references to the masculine, feminine or neuter gender shall include such other genders, unless the context otherwise requires. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and assigns and, if such Person is an individual, upon such

Person’s death or incapacity, such Person’s executors, administrators, guardians and other legal representatives. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States. All Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
          SECTION 8.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.
          SECTION 8.07 Entire Agreement. This Agreement, the Ancillary Agreements (in each case, in the form in existence on the date hereof) and the Confidentiality Agreement, along with the schedules and exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties hereto shall be liable or bound to any other Person in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement, in the Ancillary Agreements to which such party is a party, and in the Confidentiality Agreement. In the event of any conflict between the provisions of this Agreement (including the Schedules and Exhibits hereto, but not any Ancillary Agreement that is an Exhibit), on one hand, and the provisions of the Confidentiality Agreement or any of the Ancillary Agreements (including the schedules and exhibits thereto, but not including the Master Purchase Agreement), on the other hand, the provisions of this Agreement shall control.
          SECTION 8.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 8.09 Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such State without regard to the conflict of laws principles of such State.

          SECTION 8.10 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for the purposes of any Proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated by this Agreement or any Ancillary Agreement. Each party agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by registered mail to such party’s address set forth above shall be effective service of process for any Proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 8.11 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated by this Agreement or any Ancillary Agreement. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
          SECTION 8.12 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the Supreme Court of the State of New York sitting in New York County or in the United States District Court for the Southern District of New York, and any appellate court from any thereof, this being in addition to any other remedy to which any party is entitled at Law or in equity. Each party hereby waives any requirement for the securing of such remedy, including but not limited to the posting of a bond.
          SECTION 8.13 Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
[remainder of page intentionally blank; signature pages follow]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

IPC/SW LLC, as the Seller,
by	IPC MANAGER II, LLC,
its Manager

by	JDH MANAGEMENT LLC,
its Managing Member

/s/ Richard L. Perkal
Name:	Richard L. Perkal
Title:	Senior Managing Director

JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION, as the Purchaser,
by	/s/ Ira M. Dansky
	Name:	Ira M. Dansky
	Title:	Executive Vice President

Solely for those provisions of this Agreement applicable to Jones (including Section 4.17 and Article VIII), JONES APPAREL GROUP, INC., as Jones,
by	/s/ Ira M. Dansky
	Name:	Ira M. Dansky
	Title:	Executive Vice President, General Counsel and Secretary